Exhibit 99.1

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
Warren Ligan
Senior Vice President, Investor Relations
+1.408.576.7172
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com
FLEXTRONICS ANNOUNCES SECOND QUARTER RESULTS
Adjusted Operating Margin Expands 100 bps;
$483 Million in Net Debt Reduction;
Record Cash Balance $2 Billion
Singapore, October 26, 2009 — Flextronics (NASDAQ: FLEX) today announced results for its second quarter ended October 2, 2009 as follows:

	Three Month Periods Ended
	October 2,	July 3,
(US$ in millions, except EPS)	2009	2009
Net sales	$5,832	$5,783
GAAP operating income	$123	$10
Adjusted operating income (1)	$149	$90
GAAP net income (loss)	$20	$(154)
Adjusted net income (1)	$104	$63
GAAP EPS	$0.02	$(0.19)
Adjusted EPS (1)	$0.13	$0.08

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.
Second Quarter Results
Net sales for the second quarter ended October 2, 2009 were $5.8 billion, an increase of 1%, compared to net sales for the first quarter ended July 3, 2009. Adjusted operating income for the second quarter was $149 million, an increase of 66%, compared to the first quarter adjusted operating income of $90 million. Adjusted operating margin for the second quarter was 2.6% compared to 1.6% for the first quarter. Adjusted net income for the second quarter was $104 million and adjusted EPS was $0.13 compared to $63 million and $0.08, respectively, for the prior quarter.
Cash and cash equivalents totaled $2.0 billion at October 2, 2009, an increase of $289 million from the prior quarter end. During the second quarter, Flextronics generated $312 million of operating cash flow and $270 million of free cash flow (defined as net cash provided by operating activities, less purchases of property & equipment, net of dispositions). Net debt, which is total debt less total cash, was further reduced in the current quarter by $483 million to $587 million. Net debt has decreased by approximately $1.1 billion from one year ago. Adjusted ROIC improved to 22.2% for the quarter.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
“During the second quarter, Flextronics posted solid financial progress across all aspects of our business, reflecting our efforts to re-size our business to adapt to current market conditions. We are very pleased with the healthy expansion of our adjusted gross margin, which rose by 90 basis points sequentially,” said Paul Read, chief financial officer of Flextronics. “In addition, we achieved a cash conversion cycle of 15 days, generated free cash flow of $270 million and our significantly reduced net debt position of $587 million is comparable with the period prior to our Solectron acquisition.”
In connection with its previously announced restructuring plans, during the second quarter, Flextronics recognized $13 million of pretax restructuring charges comprised of $9 million of cash charges primarily related to employee severance costs and $4 million of non-cash asset impairment charges. The Company remains confident that it is on track to realize the expected annualized savings between $230 million and $260 million upon the completion of its restructuring activities, which will be completed by the end of Fiscal 2010.
During the second quarter the Company received proceeds of $255 million from the sale of a non-core investment and note receivable and recorded non-cash charges to impair certain other non-core investments and notes receivable amounting to $92 million. Also during the quarter, the Company recognized approximately $60 million of non-cash tax benefits as a result of settlements in various tax jurisdictions.
“The improvement of our financial performance this quarter was a real positive and we are seeing signs of strengthening in the economy and a general improvement in business conditions,” said Mike McNamara, chief executive officer, Flextronics.
Guidance
For the third quarter ending December 31, 2009, revenue is expected to be in the range of $6.0 billion to $6.4 billion and adjusted EPS is expected to be in the range of $0.14 to $0.16 per share.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.07 per diluted share for estimated restructuring activities, quarterly intangible amortization, stock-based compensation expense and non-cash interest expense.
2004 Award Plan for New Employees
Flextronics granted restricted stock units representing 20,000 shares on August 31, 2009 from the 2004 Award Plan for New Employees. The restricted stock units will generally vest over a three to five year period.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 5:00 p.m. EST / 2:00 p.m. PST to discuss the Company’s financial results for the second quarter ended October 2, 2009.
The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that future revenues and earnings may not be achieved as expected; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending, particularly given the current economic conditions; the effects of customer or supplier bankruptcies or insolvency; the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated; the effects that the current macroeconomic environment could have on our liquidity and ability to access credit markets; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on the continued trend of outsourcing by OEMs; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended
	October 2,	July 3,
	2009	2009
GAAP:
Net sales	$5,831,761	$5,782,679
Cost of sales	5,519,778	5,506,575
Restructuring charges	12,403	52,109

Gross profit	299,580	223,995

Selling, general and administrative expenses	176,246	201,692
Restructuring charges	187	12,730

Operating income	123,147	9,573

Intangible amortization	22,710	23,334
Other expense, net	91,999	107,399
Interest and other expense, net	38,091	36,886

Loss before income taxes	(29,653)	(158,046)

Provision for (benefit from) income taxes	(49,312)	(4,003)

Net income (loss)	$19,659	$(154,043)

EPS:
GAAP	$0.02	$(0.19)

Non-GAAP	$0.13	$0.08

Shares used in computing GAAP per share amounts	817,260	810,174

Diluted Shares used in computing Non-GAAP per share amounts	817,260	814,922

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)
(unaudited)

		Three Month Periods Ended
		October 2,		July 3,
		2009	% of Sales	2009	% of Sales
Net Sales		$5,831,761		$5,782,679

GAAP gross profit		$299,580	5.1%	$223,995	3.9%
Stock-based compensation expense		2,440		2,733
Distressed customer charges	(2)	—		(18,142)
Restructuring and other charges	(3)	12,403		52,109

Non-GAAP gross profit		$314,423	5.4%	$260,695	4.5%

GAAP SG&A expenses		$176,246	3.0%	$201,692	3.5%
Stock-based compensation expense		10,962		13,052
Distressed customer charges	(2)	—		18,142

Non-GAAP SG&A expenses		$165,284	2.8%	$170,498	2.9%

GAAP operating income		$123,147	2.1%	$9,573	0.2%
Stock-based compensation expense		13,402		15,785
Restructuring and other charges	(3)	12,590		64,839

Non-GAAP operating income		$149,139	2.6%	$90,197	1.6%

GAAP net income (loss)		$19,659	0.3%	$(154,043)	-2.7%
Stock-based compensation expense		13,402		15,785
Restructuring and other charges	(3)	12,590		64,798
Investment and notes impairment	(4)	91,999		107,440
Non-cash convertible debt interest expense	(5)	5,488		8,049
Intangible amortization		22,710		23,334
Adjustment for taxes		(61,859)		(2,253)

Non-GAAP net income		$103,989	1.8%	$63,110	1.1%

GAAP provision for income taxes		$(49,312)	-0.8%	$(4,003)	-0.1%
Restructuring and other charges		351		410
Settlement of tax contingencies	(6)	59,669		—
Intangible amortization		1,839		1,843

Non-GAAP provision for income taxes		$12,547	0.2%	$(1,750)	0.0%

EPS:
GAAP		$0.02		$(0.19)

Non-GAAP		$0.13		$0.08

GAAP net cash flows provided by operating activities		$311,538		$106,866
Purchase of property & equipment, net of dispositions		(41,528)		(38,635)

Non-GAAP free cash flow		$270,010		$68,231

See the accompanying notes on Schedule IV attached to this press release.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 2,	March 31,
	2009	2009 (5)
ASSETS

Current Assets:
Cash and cash equivalents	$1,966,494	$1,821,886
Accounts receivable, net	2,323,329	2,316,939
Inventories	2,692,077	2,996,785
Other current assets	731,838	799,396

	7,713,738	7,935,006

Property and equipment, net	2,180,670	2,333,781
Goodwill and other intangibles, net	277,435	291,491
Other assets	381,747	756,662

	$10,553,590	$11,316,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$27,116	$19,358
Zero Coupon Convertible Junior Subordinated Notes due 2009	—	189,045
1% Convertible Subordinated Notes due 2010	226,156	—
Accounts payable	3,993,899	4,049,534
Other current liabilities	1,910,092	2,150,834

Total current liabilities	6,157,263	6,408,771

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,683,439	1,692,024
6 1/2 % Senior Subordinated Notes due 2013	299,806	399,622
6 1/4 % Senior Subordinated Notes due 2014	302,172	402,090
1 % Convertible Subordinated Notes due 2010	—	218,391
Other long-term debt and capital lease obligations	14,181	21,553
Other liabilities	295,738	313,321

Total shareholders’ equity	1,800,991	1,861,168

	$10,553,590	$11,316,940

See the accompanying notes on schedule IV attached to this press release.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO SCHEDULES I, II, & III
(1)	To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, financially distressed customer charges, non-cash convertible debt interest expense and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Distressed customer charges are comprised of additional provisions for doubtful accounts receivable, inventory and related obligations for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Other charges or gains consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments and notes receivable and gains on the extinguishment of debt. We exclude these items because they are not related to the Company’s ongoing operations performance or do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Non-cash convertible debt interest expense consists of interest expense recorded as a result of the adoption of FSP APB14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion”. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding theses costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
(2)	During the three-month period ended July 3, 2009, the Company revised its initial fiscal 2009 prior quarters estimates between charges associated with the write-off of inventory and provisions for doubtful accounts receivable with no net operating income impact.
(3)	During the three month periods ended October 2, 2009 and July 3, 2009, the Company recognized restructuring charges as a result of the difficult macroeconomic conditions. The global economic crisis and related decline in the Company’s customers’ products across all of the industries it serves, has caused the Company’s OEM customers to reduce their manufacturing and supply chain outsourcing negatively impacting the Company’s capacity utilization levels. The Company’s restructuring activities, which include employee severance, costs related to owned and leased facilities and equipment that are no longer in use and are to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures, are intended to improve its operational efficiencies by reducing excess workforce and capacity. In addition to the cost reductions, these activities will result in further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.
(4)	During the three month periods ended October 2, 2009 and July 3, 2009, the Company impaired its carrying value in a certain non-core investment and notes receivable due to a reduction in estimated recoverability.
(5)	On April 1, 2009, the Company adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which was required to be applied retrospectively. The adoption of FSP APB 14-1 affected the accounting for the Company’s 1% Convertible Subordinated Notes and Zero Coupon Convertible Junior Subordinated Notes by requiring the initial proceeds from their sale to be allocated between a liability component and an equity component in a manner that results in interest expense on the debt component at the Company’s nonconvertible debt borrowing rate on the date of issuance. Upon adoption of FSP APB 14-1, the Company recorded the change in accounting principle from adopting FSP APB 14-1 as a cumulative effect adjustment to the opening balance of Accumulated deficit as of March 31, 2009 totaling approximately $225 million and a discount to the carrying value of the convertible debt notes of $27.5 million. The corresponding increase in the recorded value of Ordinary shares was approximately $252 million. The adoption of FSP APB 14-1 had no impact on the Company’s consolidated cash flows. Below is a summary of the financial statement effects of implementing FSP APB 14-1 on the affected notes and interest expense for the periods presented.

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E

	1% Convertible		Zero Coupon Convertible Junior
	Subordinated Notes		Subordinated Notes
	October 2,	March 31,	October 2,	March 31,
Balance Sheet:	2009	2009	2009	2009
	(In thousands)
Principal amount of Notes	$239,993	$239,993	$—	$195,000
Unamortized discount	(13,837)	(21,602)	—	(5,955)

Net carrying amount of Notes	$226,156	$218,391	$—	$189,045

	Three-Month Periods Ended		Three-Month Periods Ended
	October 2,	July 3,	October 2,	July 3,
Income Statement:	2009	2009	2009	2009
	(In thousands)
Amortization of discount net of adjustments to deferred financing costs	$3,829	$3,732	$1,659	$4,317

The adoption of FSP APB 14-1 had a negative $0.01 impact on basic and diluted GAAP earnings per share in both the three-month periods ended October 2, 2009 and July 3, 2009.

(6)	During the three-month period ended October 2, 2009, the Company recognized non-cash tax benefits as a result of settlements in various tax jurisdictions.
Free Cash Flow consists of GAAP net cash flows from operating activities less purchase of property and equipment, net of dispositions. We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”
Return on Invested Capital (ROIC) is calculated by annualizing the Company’s current quarter after-tax non-GAAP operating income and dividing that by a two quarter average net invested capital asset base. After-tax non-GAAP operating income excludes charges for financially distressed customers, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and other long-term liabilities further adjusted for non-operating assets and liabilities. Non-operating assets and liabilities are not included in the net invested capital asset base because they do not affect non-GAAP operating income. Non-operating assets and liabilities include, but are not limited to, cash and cash equivalents, short-term investments, notes receivable, restructuring liabilities, accrued interest, short-term bank borrowings and current and non-current debt. We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net income or loss as an indicator of performance. The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income adjusted for taxes:

ROIC	Q2 FY 2010
GAAP ROIC	18.0%
Adjustments noted above	4.2%

Non-GAAP ROIC	22.2%

	One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com

P R E S S R E L E A S E
We define our Cash Conversion Cycle (CCC) as the sum of non-GAAP inventory turns in days and days sales outstanding in accounts receivable less non-GAAP days payable outstanding in accounts payable. We calculate non-GAAP inventory turns as annualized non-GAAP cost of sales (before adjustments for financially distressed customers, stock-based compensation expense, restructuring and other charges) divided by average inventory for the quarter. We calculate our days sales outstanding as annualized revenues divided by average accounts receivable for the quarter. We calculate non-GAAP days payable outstanding as annualized non-GAAP cost of sales (before adjustments for financially distressed customers, stock-based compensation expense, restructuring and other charges) divided by average accounts payable.
We believe the Cash Conversion Cycle is a useful measure in providing investors with information regarding our cash management performance and is a widely accepted measure of working capital management efficiency. These are measures of financial performance under generally accepted accounting principles in the U.S. when calculated using GAAP operating measures, but may not be defined and calculated by other companies in the same manner. These should not be considered in isolation or as an alternative to other GAAP metrics as an indicator of performance. For the Quarter ended October 2, 2009, Cash Conversion Cycle of 15 days calculated using the non-GAAP measures described above was the same as that calculated using cost of sales in accordance with GAAP.